Exhibit 99.1

CONTACT: Connie Hamblin (616) 772-1800	RELEASE: July 22, 2009

GENTEX REPORTS SECOND QUARTER FINANCIAL RESULTS:
Company Seeing Signs of Improvement

        ZEELAND, Michigan, July 22, 2009 — Gentex Corporation, the Zeeland, Michigan-based manufacturer of automatic-dimming rearview mirrors and commercial fire protection products, today reported results for the second quarter and six months ended June 30, 2009.

        For the second quarter of 2009, the Company’s net sales declined by 31 percent to $117.3 million compared with $170.5 million in the second quarter of 2008. The gross profit margin declined on a year-over-year basis from 34.7% in the second quarter of 2008 to 30.5% in the second quarter of 2009, primarily due to the Company’s inability to leverage its fixed overhead costs due to decreased revenues. The impact of annual customer price reductions was offset by purchasing cost reductions.

        The Company’s revenues increased by 25 percent on a sequential, quarter-to-quarter basis, from $93.8 million in the first quarter of 2009 to $117.3 million in the second quarter of 2009. The gross profit margin of 30.5% in the second quarter of 2009 increased sequentially from 23.8% in the first quarter of 2009. Approximately two-thirds of the sequential, quarter-to-quarter increase was due to the Company’s ability to leverage fixed overhead costs due to increased revenues.  The balance of the increase was due to direct labor productivity, foreign exchange rates and product mix.

        Income from operations declined by 55 percent in the second quarter of 2009 to $16.1 million, compared with $35.8 million in the second quarter of 2008. Income from operations declined by 76 percent for the first six months of 2009 compared with the same prior-year period. The decline in operating income during both year-over-year periods was primarily due to the decline in the gross margin.

        Net income declined by 55 percent to $12.2 million in the second quarter of 2009 compared with $26.9 million in the second quarter of 2008. For the first six months of 2009, net income declined by 81 percent to $10.7 million compared with the same six-month period in 2008. The decreased net income for the second quarter was primarily due to the decreased operating margin, and for the six-month period was primarily due to the decreased operating margin and a decrease in other expense (income). Other income decreased in the second quarter of 2009 compared with the second quarter last year, primarily due to decreased investment income as a result of lower interest rates. Other income of $9.7 million for the six months ended June 30, 2008, decreased to other expense of $2.4 million for the six months ended June 30, 2009, primarily due to realized losses on the sale of equity investments and lower investment income due to lower interest rates. Net income per diluted share was nine cents in the second quarter of 2009 compared with earnings per diluted share of 19 cents in the second quarter of 2008, and was eight cents per diluted share for the first six months of 2009 compared with 40 cents per diluted share during the first six months of 2008.

        “We’re hopeful that the global automotive market is beginning to recover, based on our improved sequential quarterly results,” said Gentex Chairman and Chief Executive Officer Fred Bauer. “Despite reporting lower year-over-year comparisons, we are pleased to report a profit in this still challenging automotive environment.

        “We hope that the market continues to improve, as we have a number of new program launches, including many SmartBeam and Rear Camera Display programs, during the balance of the year. The interest in those products remains at a high level,” said Bauer, “and an improving production environment can only help.”

Share Repurchase Plan

        During the second quarter, the Company did not repurchase any shares. The Company has a share repurchase plan in place with authorization to repurchase up to 28 million shares of the Company’s common stock. To date, including the prior share repurchases, the Company has repurchased approximately 26 million shares, leaving approximately two million shares authorized to be repurchased under the plan.

Unit Shipments and Revenues

        Total auto-dimming mirror unit shipments decreased by 33 percent in the second quarter of 2009 compared with the second quarter last year. Automotive revenues decreased by 32 percent from $164.8 million in the second quarter of 2008 to $112.2 million in the second quarter of 2009.

        Total auto-dimming mirror unit shipments decreased by 42% for the first six months of 2009 compared with the first six months of 2008. Automotive revenues decreased by 40% from $336.9 million in the first six months of 2008 to $201.2 million for the first six months of 2009.

        Automatic-dimming mirror unit shipments in North America decreased by 49% in the second quarter of 2009 compared with the same period in 2008, primarily as a result of significantly lower light vehicle production. North American light vehicle production declined by 48% in the second quarter of 2009 compared with the same prior-year period.

        Automatic-dimming mirror unit shipments in North America decreased by 53% for the first six months of calendar year 2009 compared with the first six months of calendar year 2008, primarily as a result of significantly lower light vehicle production. North American light vehicle production declined by 50% for the first six months of 2009 compared with the same prior-year period.

        Automatic-dimming mirror unit shipments to offshore customers decreased by 24% in the second quarter of 2009 compared with the same period last year. The decrease in unit shipments was primarily due to lower light vehicle production in Asia and Europe. Light vehicle production in Europe decreased by 27% in the second quarter of 2009, and decreased by 36% in Japan and Korea in the second quarter of 2009, compared with the same period last year.

        Automatic-dimming mirror unit shipments to offshore customers decreased by 35% for the first six months of 2009 compared with the same period last year. The decrease in unit shipments was primarily due to lower light vehicle production in Asia and Europe. Light vehicle production in Europe decreased by 34% in the first six months of 2009, and decreased by 40% in Japan and Korea in the first six months of 2009, compared with the same period last year.

        Fire Protection revenues decreased by 10% to $5.1 million for the second quarter of 2009 compared with the same period last year, and declined by 14% for the first six months of 2009 to $10.0 million compared with the same prior-year period. The decline in revenues in both periods was primarily due to the weak commercial construction market.

Future Estimates

        Gentex Senior Vice President Enoch Jen provided certain guidance for the third quarter of 2009.

        “Based on CSM Worldwide’s end-of-June light vehicle production forecast, we currently expect our revenues in the third quarter of 2009 to decline by approximately 10 percent compared with the third quarter of 2008,” said Jen. “According to CSM, light vehicle production in the third quarter of 2009 is currently expected to decline by 27 percent in North America (including a 20 percent decline in total light truck/SUV production), by 13 percent in Europe and by 22 percent in Japan and Korea.

        “It continues to be a very difficult operating environment,” said Jen. “While CSM’s end-of-June forecast continues to show gradually improving production numbers for the balance of calendar 2009, we believe that the production environment is still too unstable for us to provide full-year 2009 guidance with any degree of certainty.”

        The Company’s current third quarter 2009 forecast is based on CSM’s end-of-June forecast for light vehicle production of 2.2 million units for North America, 4.2 million units for Europe and 2.7 million units for Japan and Korea. CSM’s current calendar year 2009 forecast for production in North America is a 37 percent decline to 8.0 million light vehicle units; a 21 percent decline to 16.3 million units for Europe, and a 28 percent decline to 10.3 million units for Japan and Korea.

        Based on the Company’s expected revenues for the third quarter of 2009, Jen said that the Company expects its gross profit margin to improve on a sequential basis.

Safe Harbor Statement

        This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act, as amended, that are based on management’s belief, assumptions, current expectations, estimates and projections about the global automotive industry, the economy, the impact of stock option expense, the ability to control and leverage fixed manufacturing overhead costs, unit shipment and revenue growth rates, the ability to control E,R&D and S,G&A expenses, gross margins, and the Company itself. Words like “anticipates,” “believes,” “confident,” “estimates,” “expects,” “forecast,” “hopes,” “likely,” “plans,” “projects,” and “should,” and variations of such words and similar expressions identify forward-looking statements. These statements do not guarantee future performance and involve certain risks, uncertainties, and assumptions that are difficult to predict with regard to timing, expense, likelihood and degree of occurrence. These risks include, without limitation, employment and general economic conditions, worldwide automotive production, the maintenance of the Company’s market share, the ability to achieve purchasing cost reductions, competitive pricing pressures, currency fluctuations, interest rates, equity prices, the financial strength/stability of the Company’s customers (including their Tier 1 suppliers), supply chain disruptions, potential sale of OEM business segments or suppliers, potential customer (including their Tier 1 suppliers) bankruptcies, the mix of products purchased by customers, the ability to continue to make product innovations, the success of certain newer products (e.g. SmartBeam® and Rear Camera Display Mirror), and other risks identified in the Company’s other filings with the Securities and Exchange Commission. Therefore, actual results and outcomes may materially differ from what is expressed or forecasted. Furthermore, the Company undertakes no obligation to update, amend, or clarify forward-looking statements, whether as a result of new information, future events, or otherwise.

Second Quarter Conference Call

        A conference call related to this news release will be simulcast live on the Internet beginning at 10:30 a.m. EDT today. To access that call, go to www.gentex.com and select the “Audio Webcast” icon in the lower right-hand corner of the page. Other conference calls hosted by the Company will also be available at that site in the future.

About the Company

        Founded in 1974, Gentex Corporation (The Nasdaq Global Select Market: GNTX) is an international company that provides high-quality products to the worldwide automotive industry and North American fire protection market. Based in Zeeland, Michigan, the Company develops, manufactures and markets interior and exterior automatic-dimming automotive rearview mirrors that utilize proprietary electrochromic technology to dim in proportion to the amount of headlight glare from trailing vehicle headlamps. Many of the mirrors are sold with advanced electronic features, and approximately 96 percent of the Company’s revenues are derived from the sales of auto-dimming mirrors to nearly every major automaker in the world.

GENTEX CORPORATION AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF INCOME
	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008

Net Sales	$117,341,777	$170,491,552	$211,173,254	$348,461,831
Cost of Goods Sold	81,547,272	111,411,298	153,068,379	226,734,586
Gross Profit	35,794,505	59,080,254	58,104,875	121,727,245

Engineering, Research & Development	11,221,720	13,398,456	22,601,924	26,134,743
Selling, General & Administrative	8,494,480	9,892,080	17,225,561	19,815,616
Income from Operations	16,078,305	35,789,718	18,277,390	75,776,886

Other Expense (Income)	(2,223,884)	(4,230,322)	2,361,377	(9,705,791)

Income Before Provision
for Income Taxes	18,302,189	40,020,040	15,916,013	85,482,677

Provision for Income Taxes	6,092,882	13,161,679	5,263,637	28,176,181

Net Income	$12,209,307	$26,858,361	$10,652,376	$57,306,496

Earnings Per Share
Basic	$0.09	$0.19	$0.08	$0.40
Diluted	$0.09	$0.19	$0.08	$0.40
Weighted Average Shares:
Basic	137,163,798	142,239,378	137,135,407	142,762,929
Diluted	137,546,890	142,575,626	137,487,831	142,904,951

Cash Dividends Declared per Share	0.110	0.105	0.220	0.210

CONDENSED CONSOLIDATED BALANCE SHEETS
	(unaudited) June 30, 2009	December 31, 2008
ASSETS
Cash and Short-Term Investments	$335,603,307	$323,483,785
Other Current Assets	122,535,118	133,668,174

Total Current Assets	458,138,425	457,151,959

Plant and Equipment - Net	207,032,639	214,951,719
Long-Term Investments and Other Assets	90,920,824	90,999,702

Total Assets	$756,091,888	$763,103,380

LIABILITIES AND SHAREHOLDERS' INVESTMENT
Current Liabilities	$51,287,101	$49,472,438
Long-Term Debt	0	0
Deferred Income Taxes	15,118,683	15,034,620
Shareholders' Investment	689,686,104	698,596,322

Total Liabilities & Shareholders' Investment	$756,091,888	$763,103,380

AUTO-DIMMING MIRROR UNIT SHIPMENTS (Thousands)
	Second Quarter Ended June 30,			Six Months Ended June 30,
	2009	2008	% Change	2009	2008	% Change
Domestic Interior	593	1,130	-48%	1,145	2,347	-51%
Domestic Exterior	159	344	-54%	339	788	-57%
Total Domestic Units	752	1,474	-49%	1,484	3,135	-53%

Foreign Interior	1,347	1,727	-22%	2,305	3,492	-34%
Foreign Exterior	511	712	-28%	914	1,453	-37%
Total Foreign Units	1,858	2,439	-24%	3,219	4,945	-35%

Total Interior Mirrors	1,939	2,857	-32%	3,450	5,839	-41%
Total Exterior Mirrors	671	1,056	-36%	1,253	2,241	-44%
Total Mirror Units	2,610	3,913	-33%	4,703	8,080	-42%

Note: Certain prior year amounts have been reclassified to conform with the current year presentation. Percent change and amounts may not total due to rounding.

End of Filing